Exhibit (d)(4)
FEE REDUCTION COMMITMENT
                   This FEE REDUCTION COMMITMENT is made as of April 29, 2005 by GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”) and GOLDMAN SACHS VARIABLE INSURANCE TRUST (“GSVIT”).
                   WHEREAS, GSVIT is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
                   WHEREAS, GSAM serves as the investment adviser to the CORE U.S. Equity Fund (the “Fund”), pursuant to a Management Agreement dated April 25, 2002, as amended, and a related Assumption Agreement by and among Goldman, Sachs & Co. and GSAM (together, the “Management Agreement”);
                   WHEREAS, GSAM desires to reduce permanently its contractual fee rate under the Management Agreement for the Fund; and
                   WHEREAS, GSAM represents that the quality and quantity of its services under the Management Agreement will not be affected by this commitment and that its obligations under the Management Agreement will remain unchanged in all respects.
                   NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, GSAM, intending to be legally bound, agrees as follows:
     1.           Effective the date hereof, GSAM reduces permanently its contractual fee rates under the Management Agreement for the Fund as follows:
For all services to be rendered and the payments made pursuant to the Management Agreement, GSVIT on behalf of the Fund will pay to GSAM each month a fee at an annual rate equal to 0.65% of the average daily net assets of the Fund. The “average daily net assets” of the Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and regulations promulgated thereunder.
     2.           Any future amendment to increase or otherwise reinstate the contractual fee rate under the Management Agreement for the Fund as in effect prior to the date hereof must be approved by the shareholders of the affected Fund as and to the extent required by the 1940 Act.
     3.           This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.
     4.           The Management Agreement shall continue in full force and effect as modified hereby.

                   IN WITNESS WHEREOF, GSAM has caused this instrument to be executed by its officer designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Attest:	/s/ Debbie Farrell	By:	/s/ Howard Surloff

(Authorized Officer)

		Name:	Howard Surloff

		Title:	Managing Director

Accepted and Agreed as of the Date
First Set Forth Above:
GOLDMAN SACHS VARIABLE INSURANCE TRUST

By:	/s/ Howard Surloff

Name:	Howard Surloff

Title:	Secretary